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Exhibit 10.41
                                                                  Execution Copy


                        SHELLS SEAFOOD RESTAURANTS, INC.
                        16313 NORTH DALE MABRY, SUITE 100
                              TAMPA, FLORIDA 33618

                              As of April 17, 2001



Best Que, LLC
310 Old Vine Street
Lexington, Kentucky 40507


Famous Ribs, Inc.
7657 Anagram Drive
Eden Prairie, Minnesota 55344

      Re:   Transfer of Shells Seafood Restaurants
            in Florence, Kentucky, Franklin, Ohio and Indianapolis, Indiana
            ---------------------------------------------------------------

Ladies and Gentlemen:

      This letter serves to confirm the understandings and agreements of Shells Seafood Restaurants, Inc. ("Seller"), Best Que, LLC ("Purchaser") and Famous Ribs, Inc. ("Famous Dave's") as follows:

      1. Takeover of Restaurants. As of April 18, 2001 and in anticipation of the restaurant transfers herein contemplated, Purchaser, as Seller's licensee, will take over ("Takeover") operations at Shells Seafood Restaurants at the following locations (collectively, "Restaurants"):

          (i)   4931 Houston Road
                Florence, Kentucky ("Florence Restaurant");
                                     -------------------

          (ii)  3261 Village Drive
                Franklin, Ohio  ("Middletown Restaurant"); and
                                  ---------------------

          (iii) 3802 East 82nd Street

                  Indianapolis, Indiana   ("Clearwater Restaurant").
                                            ---------------------

Purchaser will continue to operate each Restaurant as a Shells Seafood Restaurant in the same manner as such Restaurant was operated by Seller prior to April 18, 2001 and shall pay all operating expenses in connection therewith, including, without limitation, those costs and expenses (other than management fees) set forth in the financial statements annexed hereto as Exhibit B. From and after April 18, 2001, Purchaser agrees, at its sole cost and expense, to obtain and keep in force and effect while operating each Restaurant prior to the Restaurant's Transfer Date (as that term is hereinafter defined), such insurance coverages as Seller maintained in connection with its operations at each Restaurant. A list of such coverages is annexed hereto as Exhibit A. Such insurance shall be obtained by Purchaser from insurers reasonably satisfactory to Seller, name Seller as an additional insured and provide that coverage cannot be canceled by any insurer without delivering thirty (30) days' prior written notice to Seller of such cancellation . Purchaser shall deliver certificates of insurance to Seller evidencing the insurance coverages required of Purchaser hereunder by no later than April 19, 2001. In addition, Purchaser agrees to indemnify and hold Seller and Seller's directors, officers, shareholders, employees, agents, lenders and representatives harmless from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, attorneys' fees, disbursements and court costs) which an indemnified party may incur, pay or be subject to by reason of (x) Purchaser's failure to operate the Restaurants and maintain the FFE as herein provided, (y) any tortious act, negligence or wilful misconduct on the part of Purchaser or Famous Dave's or their respective affiliates, agents, contractors, servants, employees, invitees, licensees or representatives or (z) Purchaser's failure to collect and/or pay sales taxes, excise taxes, gross receipt taxes, occupational license taxes, admission taxes, entertainment taxes, tourist taxes or any other sums payable to governmental authorities or third parties in connection with operating the Restaurants. Any profits earned or losses incurred by Purchaser in connection with its operation of the Restaurants, after payment to Seller of the license fees hereinafter provided, shall be for the benefit or account of Purchaser. It is the understanding of the parties hereto that Purchaser has agreed to the Takeover, and Purchaser and Famous Dave's have agreed to enter into the other transactions contemplated under this letter agreement, in reliance upon the information set forth in the financial statements annexed hereto as Exhibit B. Seller hereby represents and warrants to Purchaser and Famous Dave's that such financial statements are true and correct in all material respects. Seller further represents and warrants to Purchaser and Famous Dave's that, to the best of Seller's knowledge and as of the date hereof,
(A) there are no judgments, liens, actions or proceedings pending or threatened against Seller with respect to Seller's operation of the Restaurants and (B) no local, state or federal taxes are past due with respect to Seller's operations at the Restaurants ("Taxes"). Seller agrees to pay any Taxes which may be due after the date hereof as and when same become due and payable.

      1. Inventory; Cash on Hand. In connection with the Takeover, Purchaser shall acquire all of the inventory (opened and unopened) of food and drink (including, without limitation, alcoholic beverages) of the Restaurants and certain inventory from other restaurants of Seller (collectively, "Inventory"). On or before April 23, 2001, Purchaser shall pay Seller (i) the sum of $15,000 for the Inventory at the Florence Restaurant, (ii) the sum of $25,000 for the Inventory at, and delivered to, the Middletown Restaurant and (iii) the sum of $17,000 for the Inventory at, and delivered to, the Clearwater Restaurant provided that, in the case of the Middletown Restaurant and the Clearwater Restaurant, Inventory from restaurants other than those Restaurants is delivered to

Purchaser on or before that date. In the event such Inventory deliveries occur after April 23, 2001, the above-described payments shall be made to Seller within three (3) days of the date of each such delivery. In addition, Purchaser shall acquire any cash on hand at each of the Restaurants as of the close of business on April 17, 2001. Seller and Purchaser shall jointly conduct an inventory of such cash on hand at the close of business on April 17, 2001 and, on or before April 23, 2001, Purchaser shall pay Seller therefor. Sums due Seller under this Paragraph or otherwise payable to Seller pursuant to this letter agreement shall be wire transferred to Seller in accordance with the following wire transfer instructions: First Union National Bank, 100 Ashley Street, Tampa, Florida 33602, ABA Routing No. 063107513, Account No. 2090000443264.

      2. Employees. In addition to the foregoing and further in connection with the Takeover, Seller and Purchaser shall use commercially reasonable efforts to arrange for the employees of each Restaurant to become employees of Purchaser from and after April 18, 2001. In the event a Restaurant employee becomes an employee of Purchaser as herein contemplated, Seller will pay such employee for his or her vacation time accrued through April 17, 2001.

      3. Food Distribution Arrangement. Upon the occurrence of the Takeover, Seller shall endeavor to assist Purchaser to enter into an arrangement with US Foodservice ("USFS") which is similar to that between Seller and USFS as set forth in a certain food service distribution agreement ("Distribution Agreement"), dated as of June 1, 1999, by and between Seller and USFS. Under the aforementioned arrangement, Purchaser would agree to purchase grocery products from USFS for each Restaurant so long as Purchaser operates the Restaurant as a Shells Seafood Restaurant. Purchaser would pay fees to USFS similar to those due USFS under the Distribution Agreement, including, without limitation, a ten percent (10%) per annum holding charge for USFS's maintenance of inventory of seafood and chicken for Purchaser.

      2. License Agreement. As promptly as possible after the Takeover, but in no event later than May 2, 2001, Seller shall enter into a license agreement ("License Agreement") with Purchaser which shall govern the terms and conditions of Purchaser's operation of the Restaurants, as Shells Seafood Restaurants, for the period commencing April 18, 2001 until the conversion of the Restaurants to Famous Dave's Restaurants as hereinafter described. The License Agreement shall include terms and conditions customarily set forth in Seller's agreements with licensees who operate Shells Seafood Restaurants in the United States. Seller represents and warrants that, as of the date hereof, it has not entered into any agreements pursuant to which a licensee may operate a Shells Seafood Restaurant in the States of Indiana, Kentucky or Ohio. Pursuant to the License Agreement, each of the Restaurants shall be operated as a Shells Seafood Restaurant and, during the period of such operation, a license fee equal to two percent (2%) of monthly Restaurant gross sales ("Gross Sales") shall be paid by Purchaser to Seller on or before the fifteenth (15th) day of the succeeding calendar month. The term "Gross Sales" as used herein shall mean all sales made (and not refunded or returned) at or from the Restaurant and/or revenues derived from or in connection with the operation of the Restaurant including, without limitation, all sales of food, beverages, merchandise or services at or from the Restaurant. Sales made at less than the stated menu price shall be included in Gross Sales only in the amount paid by the customer, and the amount of any discount or promotional allowance shall not be included in Gross Sales. In computing the license fee due hereunder and under the License Agreement, there shall be excluded from Gross Sales (or there shall be deducted from Gross Sales to the extent previously included) the following:
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          (i)   Any gratuities or service charges added to a customer's bill or statement in lieu of gratuities, which are payable to the Restaurant's employees;

          (ii) All sales taxes, excise taxes, gross receipt taxes, occupational license taxes, admission taxes, entertainment taxes, tourist taxes or similar charges (but the license fee shall be computed before the payment of federal, state or municipal income or franchise taxes); and

          (iii) All sums and credits received in settlement of claims for loss or damage to furnishings, equipment of the Restaurant or to the building where the Restaurant is located.

Although Purchaser may be responsible for reimbursing Seller for certain costs and expenses contemplated under the License Agreement, no other fee, other than the aforementioned two percent (2%) license fee, shall be due Seller from Purchaser under the License Agreement. The term of the License Agreement shall extend for up to twelve (12) months; provided, however, that Purchaser may extend such term for up to six (6) additional months upon payment to Seller of an additional fee in the amount of $5,000 per Restaurant. The License Agreement shall set forth Seller's customary revenue reporting requirements for its licensees and shall also include, without limitation, Purchaser's agreement to comply with Seller's standard operating requirements with respect to menu, pricing, quality control inspections, adherence to generally accepted HAACP/sanitation/food safety standards and food and beverage portion specifications. During the period commencing April 18, 2001 until the date the License Agreement shall be fully executed or this letter agreement shall be terminated as hereinafter provided, Purchaser shall be liable and responsible for paying Seller the two percent (2%) license fee set forth above for each Restaurant. Such license fees are due and payable to Seller with respect to the period commencing April 18, 2001 through the letter agreement termination date even if this letter agreement is terminated and/or if Seller and Purchaser do not enter into the License Agreement.

      4. Transfer of Florence and Middletown Restaurants. So long as this letter agreement has not been terminated, as hereinafter provided, Seller agrees to either assign its rights under the lease or sublease, as the case may be (collectively, "Leases"), with respect to the Florence Restaurant and the Middletown Restaurant sites, or sublease or sub-sublease, as the case may be, each such Restaurant site to Famous Dave's, all in accordance with the terms and provisions of, and as may be permitted under, each of the Leases. The terms and provisions of any Restaurant sublease or sub-sublease shall be substantially the terms and conditions of the underlying Lease. Purchaser shall pay all of Seller's out-of-pocket costs and expenses, other than Seller's attorneys' fees, incurred in connection with attempting to secure and securing each Lease assignment or Restaurant subletting or sub-subletting. Same shall be promptly paid upon presentation of supporting invoices or other documentation with respect thereto. Seller shall advise Purchaser prior to incurring any such item of cost or expense involving payment, in each instance, of in excess of $1,000. Such costs and expenses shall include, without limitation, any sums required to be paid or advanced to Seller's landlord and/or sublandlord in order to secure required consents to the Lease assignment or Restaurant subletting/sub-subletting. Notwithstanding the terms and provisions of the preceding sentence, Purchaser shall not be obligated to make payments or advances to induce Seller's landlord and/or sublandlord to grant consent to a Lease assignment or Restaurant subletting/sub-subletting if the consent-inducement payment or advance is not provided for in the Lease at issue. Each Lease assignment or Restaurant subletting or sub-subletting, as the case may be, to Famous Dave's must provide for and permit Famous Dave's to sublease the Restaurant to Purchaser and shall occur as and when all required consents have been obtained; provided, however, that no Lease assignment or Restaurant subletting or sub-subletting, as the case may be, will occur unless and until (i) the other Lease is assigned or the other Restaurant subleased or sub-subleased, as the case may be, as contemplated in this Paragraph, or (ii) the Clearwater Restaurant is sold to Purchaser, Famous Dave's or an affiliate of either of them as contemplated in the next succeeding Paragraph. Rent, additional rent, taxes, fees or other charges, if any, due under the Leases shall be prorated and adjusted as of the transfer date for each Lease assignment or Restaurant subletting or sub-subletting, as the case may be, provided that same is necessary in light of Purchaser's obligation to pay Restaurant operating expenses from and after April 18, 2001 pursuant to Paragraph 1 hereof. Famous Dave's agrees that, so long as this letter agreement has not been terminated, as hereinafter provided, it shall use commercially reasonable efforts to assist Seller in consummating each of the aforementioned Lease assignments and/or Restaurant subletting/sub-subletting. Such assistance shall include, without limitation, complying with the reasonable requests of Seller's landlord and/or sublandlord, as the case may be, and any other person or entity whose consent may be required in connection with such Restaurant transfers. Famous Dave's agrees to execute all documents reasonably required in connection with the Restaurant transfers. Notwithstanding the terms and provisions of the preceding sentence, Famous Dave's shall not be obligated to execute any document which would cause Famous Dave's to be liable or responsible for payments or other obligations under the subject Lease which Seller is not liable or responsible for thereunder. It is the understanding and agreement of the parties hereto that the Lease assignments and/or Restaurant subletting/sub-subletting contemplated hereunder shall be subject to and conditioned upon Seller's arranging for the transfer of the liquor license with respect to the Middletown Restaurant to Purchaser prior to, simultaneously with or within one (1) year of the date of such Lease assignment or Restaurant sub-subletting and/or Purchaser shall obtain its own license to sell liquor from the Florence Restaurant within such time frame. Purchaser and Famous Dave's shall cooperate with Seller in connection with such liquor license transfer and/or liquor license application as hereinafter provided. In the event any Lease assignment or Restaurant subletting/sub-subletting cannot be consummated by July 18, 2001, notwithstanding the fact that the parties hereto have complied with their respective obligations hereunder, then neither Seller nor Famous Dave's shall be obligated to consummate such Lease assignment or Restaurant subletting/sub-subletting after such date.

      3. Option To Purchase Clearwater Restaurant. As of April 18, 2001, Purchaser shall wire transfer to Seller, pursuant to the wire transfer instructions set forth in Paragraph 2 hereof, the sum of $25,000 (Option Payment"). Upon receipt of the Option Payment, Seller hereby grants to Purchaser the right ("Option") for Purchaser, Famous Dave's or an affiliate of either of them to purchase ("Clearwater Purchaser") , on or before July 18, 2001, the land and building constituting the Clearwater Restaurant, for the sum of $1,525,000, provided, that the transfer of at least the Florence Restaurant or Middletown Restaurant shall have occurred or shall occur simultaneously therewith. In the event Purchaser or Purchaser's designee determines to exercise the Option, Purchaser or Purchaser's designee shall deliver written notice thereof to Seller no later than June 18, 2001, and promptly thereafter (but in no event later than June 25, 2001), Seller and Clearwater Purchaser shall enter into a purchase and sale agreement ("Purchase and Sale Agreement"), in form and substance reasonably satisfactory to Seller and Clearwater Purchaser, pursuant to which the Option Payment will be credited against Clearwater Purchaser's purchase price payment obligation thereunder. In the event (i) Purchaser or Purchaser's designee does not exercise the Option, (ii) Seller and Clearwater Purchaser are unable to negotiate and fully execute a reasonably satisfactory Purchase and Sale Agreement by June 25, 2001 or (iii) Clearwater Purchaser does not purchase the Clearwater Restaurant pursuant to the Purchase and Sale Agreement and same is not the result of Seller's breach of any of its material obligations, representations or warranties set forth in this letter agreement or in the Purchase and Sale Agreement, then Seller may retain the Option Payment and same shall not be returned to Purchaser. In the event Clearwater Purchaser does not purchase the Clearwater Restaurant pursuant to the Purchase and Sale Agreement and same is the result of Seller's breach of its material obligations, representations or warranties set forth in this letter agreement or in the Purchase and Sale Agreement, Seller, upon the written request of Purchaser, shall refund the Option Payment to Purchaser.

      4. Conversion; Liquor License. It is the understanding of the parties hereto that after the Takeover and after the Restaurant transfers contemplated herein, Famous Dave's and/or Clearwater Purchaser will lease or sublease the Restaurants to Purchaser and Purchaser will convert each of the transferred Restaurants to a Famous Dave's Restaurant. From and after April 18, 2001, until such conversions require operations thereat as a Shells Seafood Restaurant to cease ("Conversion Closing"), Purchaser agrees to operate the Restaurants in accordance with the terms and provisions hereof and/or of the License Agreement. After the Takeover, Seller shall use commercially reasonable efforts to cause the liquor license with respect to the Clearwater Restaurant and the Middletown Restaurant to be transferred to Purchaser on the date ("Transfer Date") each such Restaurant is transferred as herein contemplated, or as soon thereafter as is reasonably possible and to assist Purchaser in obtaining its own license to sell liquor from the Florence Restaurant.

Seller hereby represents and warrants that, as of the date hereof, each Restaurant liquor license is in force and effect. Purchaser shall use commercially reasonable efforts to assist Seller in transferring the liquor license with respect to the Clearwater Restaurant and the Middletown Restaurant to Purchaser and to obtain its own license to sell liquor from the Florence Restaurant. Such efforts shall include, without limitation, complying with the requests of the appropriate governmental authorities and executing documents required by such authorities in connection with the liquor license transfers or liquor license application, as the case may be. Seller shall receive no compensation from Purchaser for the liquor license transfers contemplated hereunder; provided, however, that Purchaser shall pay all of Seller's reasonable out-of-pocket costs and expenses with respect to such liquor license transfers and liquor license application, as the case may be, upon presentation of supporting invoices therefor.

      5. Vendor Accounts. From and after the date hereof, Seller and Purchaser agree to cooperate in arranging, as promptly as possible, for the transfer to Purchaser of all vendor accounts (except accounts with alcoholic beverage vendors), in the name of Seller, relating to each Restaurant, including, without limitation, utility services and bank/credit card company accounts. To the extent that same cannot be accomplished by April 18, 2001, Seller and Purchaser agree to make all appropriate adjustments necessary to reflect the April 18, 2001 Takeover, including, without limitation, ensuring that Purchaser pays for all utility services to each Restaurant from and after April 18, 2001 and that monies credited to Seller from bank/credit card companies for food, drink or other items sold at a Restaurant from and after April 18, 2001 are forwarded to Purchaser. Upon the transfer of a Restaurant's liquor license to Purchaser or Purchaser's obtaining its own license to serve liquor from such Restaurant, Seller and Purchaser shall cooperate in arranging, as promptly as possible, for the transfer to Purchaser of alcoholic beverage vendor accounts, in the name of the Seller, with respect to the Restaurant at issue. Seller hereby represents and warrants that it is substantially current in making payments due to Restaurant vendors. In the event a Restaurant vendor shall refuse to supply Purchaser with goods or services required by Purchaser in operating the Restaurants because such vendor claims it is owed monies by Seller, Purchaser will promptly notify Seller and Seller will use commercially reasonable efforts to resolve the dispute or arrange for the needed goods or services to be provided to Purchaser by such vendor or by a comparable vendor. In the event Seller is unable to resolve the vendor dispute or provide Purchaser with needed goods or services from a comparable vendor, Seller and Purchaser may agree to permit Purchaser to pay Seller's vendor the disputed amount and deduct such sum from amounts owing to Seller by Purchaser under the License Agreement or this letter agreement.

      6. FFE. Upon the Conversion Closing of the Restaurants, Purchaser shall purchase from Seller the furniture, fixtures, equipment and small ware packages (collectively, "FFE") then on-site at the Restaurants. Purchaser shall deliver to Seller, on each Conversion Closing date, the sum of $50,000 for the FFE then at each of the Restaurants. Within ten (10) days of the date hereof, Purchaser shall deliver three (3) promissory notes ("Notes"), payable to the order of Seller, each in the amount of $50,000, executed by Purchaser and guaranteed by The Lark Group LLC ("Guarantor"), evidencing such FFE payment obligations. The Notes shall not be due and payable nor shall any interest accrue with respect to the balance due thereunder until the subject Restaurant's Conversion Closing date or unless any FFE is removed from a Restaurant prior to such date without, in each instance, the prior written consent of Seller. The payment obligations under the Notes shall be secured by security agreements and/or Form UCC-1 Financing Statements which will encumber the FFE in favor of Seller. Purchaser agrees to maintain in good working order, and replace where necessary, the FFE during the period commencing April 18, 2001 through the date of its return of same to Seller pursuant to Paragraph 13 hereof or the date of the subject Restaurant's Conversion Closing. In connection with the transfer to Purchaser of the FFE, Seller shall deliver a bill of sale with respect thereto wherein Seller shall represent that the FFE is conveyed to Purchaser free of any liens or encumbrances.

      7. Brokerage Commission. Seller shall be responsible for paying Rotella, Toroyan & Clinton Group and JSP Productions ("JSP") (collectively, "Brokers") any commissions which may be due with respect to the transfer of a Restaurant, pursuant to a separate agreement or agreements. Purchaser shall be responsible for paying JSP any commissions which may be due with respect to the transfer of a Restaurant, pursuant to a separate agreement or agreements. Each party hereto
(i) represents and warrants to the other parties hereto that the Brokers are the only persons with whom they have negotiated in connection with the transactions contemplated hereunder and (ii) agree to indemnify the other parties against any claims by any other persons claiming a fee by reason of having dealt with the indemnitor in connection with any of such transactions.

      8. Confidentiality. Except to the extent required by law, Seller, Purchaser and Famous Dave's shall keep their respective identities, as well as the terms and conditions of the transactions contemplated by this letter agreement, strictly confidential and shall not furnish or provide any information or documentation with respect to the transactions to any third party, other than a potential investor in, or potential lender to, Purchaser, or the attorneys, accountants or other advisers of a party hereto, without the prior written consent of the other parties hereto. The parties hereto further agree not to disclose to any third party (except to the extent required by law) any confidential information relating to the finances, operations, business arrangements or any other confidential matter of any other party hereto.

      9. Termination. In the event (i) Seller and Purchaser fail to enter into the License Agreement contemplated hereunder by May 2, 2001, (ii) Purchaser or Famous Dave's shall breach any of their respective material obligations, representations or warranties hereunder or Clearwater Purchaser shall breach any of its material obligations, representations or warranties under the Purchase and Sale Agreement, or (iii) Seller shall reasonably determine that, notwithstanding its performance of its material obligations hereunder and/or under the Purchase and Sale Agreement, the parties hereto will not consummate the transfer of at least two (2) of the three (3) Restaurants on or before July 18, 2001 or will not be able to effect the liquor license transfers contemplated hereunder, then Seller may, upon delivering written notice to Purchaser and Famous Dave's, terminate this letter agreement ("Seller Termination"). Further, in the event Seller shall breach any of its material obligations, representations or warranties hereunder or under the Purchase and Sale

Agreement, then Purchaser may, upon delivering written notice to Seller, terminate this letter agreement ("Purchaser Termination"). Upon either a Seller Termination or a Purchaser Termination, Purchaser shall immediately vacate each of the Restaurants, surrender same to Seller in "broom clean" condition and in their condition as of April 18, 2001, subject to ordinary wear and tear, and leave all FFE thereat in their condition as of April 18, 2001, subject to ordinary wear and tear. In the event a Seller Termination arises from Purchaser's, Famous Dave's or Clearwater Purchaser's breach any of their respective material obligations, representations or warranties hereunder or under the Purchase and Sale Agreement, then Seller shall retain all sums paid, or then due and payable, to Seller by Purchaser, Famous Dave's or Clearwater Purchaser prior to such termination pursuant to this letter agreement, the Notes, the License Agreement, the Purchase and Sale Agreement or any other agreement entered into in connection herewith. In the event a Seller Termination arises for any other reason herein provided or in the event of a Purchaser Termination, Seller shall refund to Purchaser one-half (1/2) of the amount of sums paid to Seller for Inventory pursuant to Paragraph 2 hereof. Notwithstanding a Seller Termination or a Purchaser Termination, the parties' obligations under Paragraphs 11 and 12 hereof shall survive and continue to be binding upon the parties hereto. Other than the parties' obligations under this Paragraph and under Paragraphs 11 and 12 hereof, the parties hereto shall have no further obligations or liabilities under this letter agreement or under the Notes, the License Agreement, the Purchase and Sale Agreement or any other agreement entered into in connection herewith, except as therein expressly provided.

      10. Notices. Any notice, request, invoice or other communication conveyed under or pursuant to this letter agreement ("Notice") shall only be deemed to have been given or delivered if the same is in writing and is served personally or is mailed by certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier service to Seller at:

                  16313 North Dale Mabry, Suite 100
                  Tampa, Florida 33618
                  Attention:  Mr. Warren Nelson

to Purchaser or Guarantor at:

                  310 Old Vine Street
                  Lexington, Kentucky 40507
                  Attention: Mr. Michael Sloane

and to Famous Dave's at:

                  7657 Anagram Drive
                  Eden Prairie, Minnesota 55344
                  Attention: Mr. Martin O'Dowd

or at such other addresses that the parties hereto may designate in accordance herewith. Any Notice shall be deemed given and effective as of the date of receipt set forth on the return receipt or on the courier's receipt acknowledgment form. The inability to deliver any Notice because of a changed address of which no Notice was given, rejection or any refusal to accept any Notice, shall be deemed to be the receipt of the Notice, as of the date of such inability to deliver, rejection or refusal to accept.

      11. Binding Effect. This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      12. Entire Agreement. This letter agreement constitutes the entire agreement by and among the parties hereto relative to the subject matter hereof and this letter agreement may only be altered, amended or revoked by an instrument in writing signed by the parties hereto. It is understood that there are no oral agreements or representations by or among the parties hereto affecting this letter agreement and this letter agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, representations and understandings, if any, by or among the parties hereto with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this letter agreement.

      13. Facsimile; Counterparts. Each party hereto may deliver executed signature pages to this letter agreement by facsimile transmission to the other parties, which facsimile copy shall be deemed to be an originally executed signature page; provided, however, that such party shall deliver originally executed signature pages to the other parties promptly thereafter. This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

      14. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida.

      15. Headings/Construction. The section headings in this letter agreement are for reference purposes only and are not to be given any effect whatsoever in construing the provisions hereof. Purchaser, Famous Dave's and Guarantor understand, acknowledge and agree that (i) this letter agreement has been freely negotiated by the parties hereto with the assistance of competent counsel, and
(ii) in any controversy, dispute, contest, proceeding or action over the meaning, interpretation, validity or enforceability of this letter agreement, or any term, provision, agreement or condition herein, there shall be no inference, presumption or conclusion drawn whatsoever against any party by virtue of such party having drafted, or caused to be drafted, this letter agreement or any portion hereof, and, to the fullest extent possible, this letter agreement and all of its provisions shall be construed without regard to any presumption or other rule requiring construction against the party drafting, or causing to be drafted, this letter agreement.

      16. Authority. Each of the parties hereto represents and warrants that the person executing this letter agreement on behalf of such party has full power and authority to execute and deliver same and that such execution and delivery of this letter agreement on behalf of such party has been duly authorized by all necessary and proper action of such party.

      17. Arbitration. The parties hereto agree that any dispute, disagreement or controversy arising with respect to this letter agreement that cannot be resolved by the parties thereto shall promptly be submitted to the American Arbitration Association ("AAA") to be resolved by binding arbitration in accordance with then current AAA rules. Arbitration shall be initiated when a party hereto delivers written notice ("Arbitration Notice") to the other parties hereto that a dispute, disagreement or controversy arising hereunder cannot be resolved notwithstanding the good faith efforts of the parties thereto to do so. The arbitration tribunal shall be composed of three (3) arbitrators, one (1) of whom shall be appointed by Seller within ten (10) business days of the delivery of an Arbitration Notice and one (1) of whom shall be appointed by Purchaser, Famous Dave's and/or Guarantor, as the case may be, within ten (10) business days of the delivery of an Arbitration Notice. These two (2) arbitrators shall promptly select a third arbitrator. The arbitrators will be directed to resolve the dispute, disagreement or controversy as soon as is practicable. The decision of the arbitrators shall be binding on the parties thereto and the party against which a finding is made shall be responsible for all costs, fees and expenses of such arbitration in addition to any damages or other amounts awarded.

      18. Costs and Expenses. Other than as expressly provided herein or in the Notes, License Agreement, Purchase and Sale Agreement or any other agreement entered into in connection herewith (this letter agreement and such other documents are hereinafter collectively referred to as the "Transaction Documents"), the parties hereto shall bear their own costs and expenses in connection with the transactions contemplated under the Transaction Documents. No party to any of the Transaction Documents shall be entitled to seek or collect any damages (including, without limitation, recoupment of potential lost profits or consequential or punitive damages) arising in connection with the breach of the terms or provisions or termination of any of the Transaction Documents unless the right to seek and collect damages is expressly provided therein.

Please confirm your agreement to the foregoing by signing a copy of this letter in the places indicated below.

                                    Very truly yours,

                                    SHELLS SEAFOOD RESTAURANTS, INC.
                                    By: /s/
                                    Warren R. Nelson, Executive Vice President


AGREED TO AS OF APRIL 17, 2001

BEST QUE, LLC

By:  /s/
Michael L. Sloane, II, Manager Member


FAMOUS RIBS, INC.

By: /s/
Martin J. O'Dowd, President


THE LARK GROUP LLC

By: /s/
Michael L. Sloane, II, Member